MATERIAL CHANGE REPORT

Form 53-901F (formerly Form 27) Under Section 85(1) of the British Columbia Securities Act
Form 27 Under Section 118(1) of the Alberta Securities Act
Form 27 Under Section 75(2) of the Ontario Securities Act
Form 27 Under Section 81(2) of the Nova Scotia Securities Act
Form 27 Under Section 73 of the Quebec Securities Act
Form 25 Under Section 84(1)(B) of the Saskatchewan Securities Act
Form 27 Under Section 76(2) of the Newfoundland Securities Act
National Policy 40 Manitoba/New Brunswick/Prince Edward Island/Yukon
(Individually the "Act" and collectively, the "Securities Acts")

1.	Reporting Issuer

Full name of the Issuer:

Queenstake Resources Ltd.

The address of the principal office in Canada of the reporting issuer is as follows:

712C - 12th Street
New Westminster, British Columbia
V3M 4J6

PHONE: (604) 516-0566

2.	Date of Material Change

November 27, 2003

3.	Press Release

The date and place(s) of issuance of the press release are as follows:

November 28, 2003

The Press Release was released to The Toronto Stock Exchange being the only exchange upon which the shares of the Issuer are listed, and through various other approved public media.

4.	Summary of Material Change(s)

A summary of the nature and substance of the material change is as follows:

Queenstake Resources Ltd. (TSX: QRL) has executed a letter of intent to acquire from Midwest Mining Inc.
Midwest's 57.5% interest in the Magistral gold mine in Sinaloa, Mexico in exchange for Midwest's preferred payment from project cash flows Midwest currently owns a 50% participating interest in the Magistral Joint
Venture (the "MJV"), and 15% of the outstanding shares of Pangea Resources, Inc. Pangea, which is 85%
owned by Queenstake, owns the remaining 50% interest in the Magistral Joint Venture. At the close of the transaction, the Company will own 100% of the Magistral mine, with no related project financing repayment obligations to Midwest.
Consideration to Midwest includes the issue of 11,200,000 common shares of Queenstake and the issue of
2,000,000 warrants, each of which will entitle Midwest to purchase one common share of Queenstake, for a price of Cdn$1.00 and which may be exercised at any time within two years. The issue of shares and warrants are subject to TSX approval and a mandatory hold period. Midwest will also receive U.S. $900,000 in cash from Magistral Joint Venture funds.

5.	Full Description of Material Change

Queenstake Resources Ltd. (TSX: QRL) has executed a letter of intent to acquire from Midwest Mining Inc.
Midwest's 57.5% interest in the Magistral gold mine in Sinaloa, Mexico in exchange for Midwest's preferred payment from project cash flows Midwest currently owns a 50% participating interest in the Magistral Joint
Venture (the "MJV"), and 15% of the outstanding shares of Pangea Resources, Inc. Pangea, which is 85%
owned by Queenstake, owns the remaining 50% interest in the Magistral Joint Venture. Midwest acquired its interest by providing project financing totalling U.S. $10.3 million. At the close of the transaction, the
Company will own 100% of the Magistral mine, with no related project financing repayment obligations to
Midwest.
Consideration to Midwest includes the issue of 11,200,000 common shares of Queenstake and the issue of
2,000,000 warrants, each of which will entitle Midwest to purchase one common share of Queenstake, for a price of Cdn$1.00 and which may be exercised at any time within two years. The issue of shares and warrants are subject to TSX approval and a mandatory hold period. Midwest will also receive U.S. $900,000 in cash from Magistral Joint Venture funds.

Chris Davie, President and CEO commented: "Our original joint venture interest was strictly limited in value by the terms of the joint venture agreement, which called for Midwest to receive 100% of cash flows while allowing the Company very little decision making authority. This consolidation of interest allows us to make decisive steps toward examining strategic alternatives that will allow the full potential of the project to be realized."

Since commercial production began on January 1 2003, the Magistral mine has produced 21,200 ounces of gold. The project has suffered an extended start up period during which lower than expected rates of production were compounded by low equipment availabilities and high equipment maintenance costs. At inception, the mine's proven and probable reserves were 465,200 contained ounces with an average grade of 2.07 grams per tonne gold within a measured and indicated resource of 616,000 ounces at an average grade of 1.62 grams per tonne. The reserve includes a zone at depth comprising, at a 4 gram per tonne cut off, 462,000 tonnes at an average grade of 8.47 gm/tonne. While included in the reserve as open pittable material, initial studies have indicated that this zone, which is open both on strike and in depth, might be amenable to rapid exploitation by underground methods. Until economics are proven, this zone is not considered an underground mineable reserve. An infill drilling program in this zone has been planned, together with additional mining studies. The district, which will come under Queenstake's control, exhibits substantial exploration potential.

6.	Reliance on Section 85(2) of the Securities Act (British Columbia), or
Reliance on Section 118(2) of the Securities Act (Alberta), or
Reliance on Section 84(2) of the Securities Act, 1988 (Saskatchewan), or
Reliance on Section 75(3) of the Securities Act (Ontario), or
Reliance on Section 81(3) of the Securities Act (Nova Scotia), or
Reliance on National Policy No. 40 (Manitoba), or
Reliance on Section 74 of the Securities Act (Quebec), or
Reliance on Section 5 of the Regulation to the Securities Act (Newfoundland), or
Reliance on National Policy No. 40 (New Brunswick), or
Reliance on National Policy No. 40 (Prince Edward Island), or
Reliance on National Policy No. 40 (Yukon).

Not Applicable

7.	Omitted Information

Not Applicable

8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change and may be contacted by the Commission at the following address and telephone number:

Doris Meyer, Corporate Secretary
712C - 12th Street
New Westminster, British Columbia
V3M 4J6

PHONE: (604) 516-0566

9.	Statement of Senior Officer

The foregoing accurately discloses the material change(s) referred to herein.

DATED at New Westminster, British Columbia, this 3rd day of December 2003.

"Doris Meyer"
Doris Meyer, Corporate Secretary

IT IS AN OFFENCE UNDER THE SECURITIES ACT AND THE ALBERTA SECURITIES COMMISSION RULES FOR A PERSON OR COMPANY TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE ACT OR THE RULES THAT, AT THE TIME AND IN LIGHT OF CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.

ANY FEE PAYABLE TO THE ALBERTA SECURITIES COMMISSION UNDER THE SECURITIES ACT, THE SECURITIES REGULATION AND THE ALBERTA SECURITIES COMMISSION RULES SHALL BE PAID TO THE ALBERTA SECURITIES COMMISSION IN ACCORDANCE WITH THE REQUIREMENTS OF THE FEE SCHEDULE TO THE SECURITIES REGULATION. ANY FAILURE TO ACCOMPANY A FORM OR APPLICATION WITH THE PRESCRIBED FEE SHALL RESULT IN THE RETURN OF THAT FORM OR APPLICATION.

IT IS AN OFFENCE FOR A PERSON TO MAKE A STATEMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE SECURITIES ACT OR THIS REGULATION THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION. [NOVA SCOTIA]

IT IS AN OFFENCE FOR A PERSON TO MAKE A STATEMENT IN A DOCUMENT REQURIED TO BE FILED OR FURNISHED UNDER THE ACT OR THESE REGULATIONS THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE IS A MISREPRESENTATION. [SASK/NWFD]